NOTICE:                 Action No: 9001-03466               1990
                                        ----------------------------------------
         To the Defendant(s):                 IN THE COURT OF QUEEN'S BENCH
                                                       OF ALBERTA
Amoco Canada Petroleum Company Ltd.           JUDICIAL DISTRICT OF CALGARY
Amoco Production Company, Dome          ----------------------------------------
Petroleum Limited, Columbia Gas
Development of Canada Ltd., Mobil       BETWEEN:
Oil Canada Ltd. and Esso Resources
Canada Limited                                CANADA SOUTHERN PETROLEUM LTD.

You are hereby notified that the                                       Plaintiff
Plaintiff may enter judgment in
accordance with this Statement of                        - and -
Claim or such judgment as, according
to the practice of the Court, he is
entitled to, without any further          AMOCO CANADA PETROLEUM COMPANY LTD.,
notice to you unless within             AMOCO PRODUCTION COMPANY, DOME PETROLEUM
                                          LIMITED, COLUMBIA GAS DEVELOPMENT OF
         FIFTEEN (15) DAYS                 CANADA LTD., MOBIL OIL CANADA LTD.,
                                            ESSO RESOURCES CANADA LIMITED and
after service hereof upon you,                 AMOCO CANADA RESOURCES LTD.
excluding the day of service, you
cause to be filed in the office of the                                Defendants
Clerk of the Court from which the
Statement of Claim has issued either:   ----------------------------------------

(1)      A Statement of Defence; or            AMENDED STATEMENT OF CLAIM

(2)      A Demand of Notice of any      ----------------------------------------
         application to be made in the
         action be given to you;        This Statement of Claim is issued by
                                        POOLE LAYCRAFT McMAHON
and unless within the same time a copy
of your Statement of Defence or Demand Solicitors for the Plaintiff who resides of Notice is served upon the Plaintiff at:
and unless within the same time a copy
or his solicitor at his stated address CALGARY, ALBERTA for service.
                                        and whose address for service is in care of the said solicitors at:

                                        #212, 908 - 17th Avenue S.W.
                                        Calgary, Alberta

                                        and is addressed to the Defendant whose
                                        residence as far as is known to the
                                        Plaintiff is:

                                        Calgary, Alberta

                                        ----------------------------------------

                                        Our File No: 1387/JPM


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                    IN THE COURT OF QUEEN'S BENCH OF ALBERTA
                          JUDICIAL DISTRICT OF CALGARY

BETWEEN:
                         CANADA SOUTHERN PETROLEUM LTD.

                                                                       Plaintiff

                                     - and -

                      AMOCO CANADA PETROLEUM COMPANY LTD.,
                AMOCO PRODUCTION COMPANY, DOME PETROLEUM LIMITED,
                    COLUMBIA GAS DEVELOPMENT OF CANADA LTD.,
              MOBIL OIL CANADA LTD., ESSO RESOURCES CANADA LIMITED
                         and AMOCO CANADA RESOURCES LTD.

                                                                      Defendants


                           AMENDED STATEMENT OF CLAIM



1. The Plaintiff, Canada Southern Petroleum Ltd. (hereinafter referred to as "Canada Southern") is a body corporate, incorporated pursuant to the laws of Nova Scotia (formerly under the laws of Canada), registered to carry on business in the Province of Alberta, with head office in the City of Calgary, in the Province of Alberta.

2. The Defendant, Amoco Production Company, (hereinafter referred to as "Amoco Production") is a body corporate incorporated pursuant to the laws of the State of Delaware, of the United States of America, registered to carry on business in the Province of Alberta.

3. The Defendant, Amoco Canada Petroleum Company Ltd. (hereinafter referred to as "Amoco Canada") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta. Amoco Canada is the assignee and successor in interest to Amoco Production.


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4. The Defendant,  Dome Petroleum Limited (hereinafter referred to as "Dome") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta. On May 1, 1989, Dome and another corporation amalgamated, pursuant to the laws of Canada, to form the Defendant Amoco Canada Resources Ltd. (hereinafter referred to as "Amoco Resources").

5. The Defendant, Columbia Gas Development of Canada Ltd. (hereinafter referred to as "Columbia") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta.

6. The Defendant, Mobil Oil Canada Ltd. (hereinafter referred to as "Mobil") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta.

7. The Defendant, Esso Resources Canada Limited (hereinafter referred to as "Esso") is a body corporate incorporated pursuant to the laws of Canada, registered to carry on business in the Province of Alberta, with head office located in the City of Calgary, in the Province of Alberta.

8. Amoco Canada, Columbia, Esso, Mobil and Amoco Resources are currently interest owners in the nature of a working interest in properties now known as the Kotaneelee area located in the Yukon Territory (hereinafter referred to as the "current working interest owners"). Columbia has been the managing operator of the Kotaneelee lands since on or about February 1, 1977.

9. Canada Southern was formerly the only working interest owner and is currently in the nature of a 33 1/3% carried interest owner, on behalf of itself and two other parties, in these same properties in the Kotaneelee area.

10. The Kotaneelee lands were acquired and held by Canada Southern prior to 1959, as part of oil and gas permits granted in the Yukon and Northwest Territories. Canada Southern conducted exploration upon the Kotaneelee lands prior to any involvement of the Defendants.

11. In 1959, pursuant to an oil and gas exploration, development and marketing contract dated as of May 28, 1959 (the "1959 Agreement"), Canada Southern agreed to transfer a 50% interest in the oil and gas permits to the predecessors or assignors of Amoco Canada, Dome and Mobil. One of the express recited considerations for the transfer of this 50% interest was that the transferees would, pursuant to Article III 3.1 (D) "... assure the earliest feasible development and marketing of oil and/or gas found on the properties."

12. This express consideration was a fundamental term of the 1959 Agreement and Canada Southern relied upon the assurance that the properties would be developed and gas sold at the earliest feasible opportunity.

13. Amoco Production and Dome expressly agreed to be bound by all the terms and provisions of the 1959 Agreement, when they acquired their interests by assignment, in the Kotaneelee lands, in the period from 1959 to 1966, and they were expressly bound to assure such earliest feasible development and marketing of Kotaneelee oil and/or gas, for the benefit of Canada Southern. Amoco Canada as the assignee and successor in interest to Amoco Production is bound by all the terms and provisions of the 1959 Agreement. Amoco Resources as the assignee and successor in interest to Dome is bound by all the terms and provisions of the 1959 Agreement.

14. Mobil is the successor in interest to one of the original parties to the 1959 Agreement and is bound by such party's assurance to develop and market Kotaneelee gas at the earliest feasible time.

15. The 1959 Agreement was modified, by an agreement in writing dated April 1, 1966, in which Canada Southern's 50% interest in the Kotaneelee lands was converted to a 50% interest in the nature of a carried interest. From that date to the present, Canada Southern has had no rights in the operation of the properties, save and except for a vote on which of the current working interest owners would be manager operator, if the existing operator resigned or was replaced, and certain other options. In all other respects, Canada Southern relied upon the working interest owners who exercised their discretion concerning operations.

16. Columbia acquired an interest in the nature of a working interest in the Kotaneelee lands pursuant to an agreement in writing dated February 1, 1977 (the "1977 Agreement"). Columbia agreed to drill a test well on the Kotaneelee lands and to act as managing operator of those lands and it further agreed to conduct all operations in accordance with the terms and provisions of the 1959 Agreement, as modified. In turn, Canada Southern again agreed to reduce its interest in the Kotaneelee lands to an interest in the nature of 33 1/3% carried interest.

17. Columbia, either expressly or impliedly, agreed with Canada Southern that it would be bound by the obligation to assure the earliest feasible development and marketing of oil or gas from the Kotaneelee field.

18. Esso acquired an interest in the nature of a working interest in the Kotaneelee lands from Columbia in 1977. Since that date, it has taken an active role in discussions and decisions relating to the operation of the Kotaneelee field and it is bound, expressly or impliedly, by all the terms and provisions of the 1959 Agreement which remain in effect.

19. Canada Southern states that the effect of the 1959, 1966 and 1977 Agreements is that the exploration, development and production of the Kotaneelee lands was to be a joint venture between Canada Southern and the current working interest owners, for the benefit of all parties. As such, Canada Southern states that the current working interest owners owe a fiduciary duty to Canada Southern with respect to any dealings with the Kotaneelee field.

20. Further, the current working interest owners, by undertaking to produce and sell gas at the earliest feasible time, and by agreeing to operate the Kotaneelee lands, became the agents of Canada Southern to sell or market any gas found in the Kotaneelee field. As agents, the current working interest owners owe Canada Southern a fiduciary duty, requiring that they act with the utmost good faith.

21. Further, Canada Southern placed its trust and confidence in the current working interest owners and relied upon them to produce and market the gas found in the Kotaneelee field. Canada Southern was informed by the managing operator, and other Defendants, of efforts to market the gas discovered and relied upon these reports. As a result of those dealings, the current working interest owners owe a fiduciary duty to Canada Southern.

22. In the period from 1977 to 1980, three gas wells were drilled in the Kotaneelee field and it was known that there were extensive proven and probable reserves of gas in the structure underlying the lands. By 1980, a gas dehydration system had been constructed on the lands and the Kotaneelee field had been tied into the Westcoast Transmission raw gas pipeline, which ran through the field.

23. Since 1980, the current working interest owners have not marketed or sold any gas from the Kotaneelee field, except to test the gas dehydration system, notwithstanding that the field has been ready and able to produce.

24. In November, 1986, Canada Southern, without any prior knowledge, was advised by Columbia that a current working interest owner had declined a market for Kotaneelee gas, earlier in 1986, as to which Canada Southern had no knowledge.

25. In 1988, Canada Southern, without any prior knowledge, discovered that the operator of the field, Columbia, had thereafter refused, in 1986, to undertake any further efforts to market Kotaneelee gas, after the market had been declined earlier in 1986.

26. At the present time, gas from the Kotaneelee field is not being sold, notwithstanding that the gas fields directly to the north and south of Kotaneelee have been produced and marketed to near depletion and notwithstanding that the current working interest owners have, since 1980, produced and marketed gas from other fields in which they hold an interest. The gas field to the immediate south of the Kotaneelee field has recently been reopened and gas is apparently being marketed from that field.

27. Canada Southern states that the current working interest owners have breached their fiduciary duty, have breached the express agreement to assure the earliest feasible marketing of gas from the Kotaneelee lands and have breached their obligation to act as prudent operators, by:

         (a)      refusing or failing to sell gas from the Kotaneelee field;

         (b)      declining the market for gas in 1986;

         (c) refusing or declining other potential markets for gas, the particulars of which will be provided prior to the trial of this action;

         (d) refusing to undertake any further efforts to market gas after 1986;

         (e)      failing  to  make  full  and  complete  disclosure  to  Canada
                  Southern;

         (f) producing and marketing gas from fields other than Kotaneelee, in direct conflict with the duty owed to Canada Southern;

         (g) failing to act in good faith or in the best interests of Canada Southern in dealings with the Kotaneelee lands.

28. By reason of the matters aforesaid, Canada Southern has suffered loss and damage, equal to Canada Southern's interest in the proceeds from sales of gas which should have been realized and has been deprived of all economic benefit in the Kotaneelee lands.

29. By reason of the matters aforesaid, Canada Southern states that the actions and decisions of the current working interest owners constitute a complete repudiation of the joint venture to produce and sell gas from the Kotaneelee field and are in disregard of the fiduciary duty owed to Canada Southern.

30. Further, as to Canada Southern's interest, the 1959 Agreement, as amended, provided that a portion of certain expenditures made for the joint account would be deducted from revenues from production before any revenue would be paid to Canada Southern. Columbia has reported that the expenditures for the joint account for exploration and development costs, including gas dehydration equipment, amount to over $61 million.

31. Canada Southern disputes and takes exception to the amount stated by Columbia and claims an adjustment to the joint account, the particulars of which shall be provided prior to the trial of this action.

32. Canada Southern proposes that the trial of this action be held at the Court House, in the City of Calgary, in the Province of Alberta.

         WHEREFORE the Plaintiff Canada Southern claims against the Defendants:

         (a) an order vesting the interests of the Defendants, in the Kotaneelee field, in the Plaintiff, for breach of fiduciary duty;

         (b) in the alternative, a declaration that the Defendants hold their interests in the Kotaneelee field in trust for the Plaintiff and an order directing the conveyance of those interests to the Plaintiff;

         (c) in the alternative, an order rescinding the 1959, 1966 and 1977 Agreements and terminating any interest of the Defendants in the Kotaneelee lands, for breach of fiduciary duty;

         (d) further, or in the alternative, a mandatory order requiring and directing the Defendants promptly market gas from the Kotaneelee field, in default of which the interests of the Defendants in the Kotaneelee lands shall be forfeited;

         (e) in the alternative, an order directing division of the Kotaneelee lands between Canada Southern and the Defendants;

         (f) damages for breach of fiduciary duty, in an amount to be proven at the trial of this action;

         (g) in the alternative, damages for breach of contract in an amount to be proven at the trial of this action;

         (h) an order directing that the joint account be reduced in an amount to be proven at trial;

         (i) an order that all necessary accounts, inquiries and direction may be taken, made or given;

         (j) interest on any damages awarded herein pursuant to the Judgment Interest Act, S.A. 1984, c. J-0.5;

         (k)      costs of this action on a solicitor/client basis; and

         (l) such further and other relief as this Honourable Court may deem just.

         DATED at the City of Calgary, in the Province of Alberta, this 7th day of March, 1990, AND DELIVERED BY MESSRS. POOLE LAYCRAFT McMAHON, Barristers and Solicitors, solicitors for the Plaintiff, whose address for service is in care of the said solicitors at #212, 908 - 17th Avenue S.W., Calgary, Alberta, T2T 0A3.

         ISSUED from the Clerk of the Court of Queen's Bench of Alberta, Judicial District of Calgary, this 7th day of March, 1990.



                                                  /s/ James McLaughlin
                                                  CLERK OF THE COURT